EXHIBIT 4.8

                             First Amendment
                            To Loan Agreement
                   Between Longview Fibre Company and
                First Interstate Bank of Washington, N.A.
                       Dated as of October 25, 1993


      This First Amendment ("First Amendment") to the Loan Agreement between Longview Fibre Company ("Borrower") and First Interstate Bank of Washington, N.A. ("Bank") dated as of October 25, 1993 ("Loan
Agreement") is entered into as of December ___, 1993.

                                Recitals

      A. On or about October 25, 1993, Borrower and Bank entered into the Loan Agreement under which Borrower could borrow amounts not to exceed in the aggregate at any one time outstanding twenty million Dollars ($20,000,000) under the Line.

      B. Borrower and Bank now desire to increase the maximum amount of the Line and to amend certain covenants of the Loan Agreement.

                              Agreements

In consideration of the mutual agreements of the parties, Borrower and Bank agree that the Loan Agreement is hereafter amended as follows:

1.    Paragraph 2.1 of the Loan Agreement is amended to state:

      2.1 Agreement to Lend. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower and Borrower may borrow amounts not to exceed in the aggregate at any one time outstanding forty-five million Dollars ($45,000,000) to be used for general corporate purposes, including commercial paper back-up. The Line shall be a revolving line of credit under which Borrower may borrow, repay and reborrow from time to time pursuant to the terms and conditions hereof.

            The making of Borrowings to Borrower may be suspended or terminated at any time in the discretion of Bank upon the occurrence of a Default.

2.    Paragraph 2.7.2 of the Loan Agreement is amended to state:

            2.7.2 Facility Fee. Borrower shall pay to Bank a facility fee at the rate of the applicable Margin per annum on the maximum amount of the Line as in effect for the period for which the fee is calculated. Such facility fee shall accrue from and including the date of this Agreement through the Maturity of the Note, and shall be payable in arrears on the last Business Day of each calendar quarter for the immediately preceding quarter or portion thereof beginning December 31, 1993. Such fee shall be based on the actual number of days elapsed divided by three hundred sixty (360).

3. There is added a new paragraph 3.3 of the Loan Agreement which states:

      3.3 Conditions Precedent to First Amendment. The obligation of Bank to provide the increase to the maximum amount of the Line and otherwise to enter into the First Amendment is subject to satisfaction of the following conditions before the first Borrowing under the increased Line amount:

      3.3.1 Agreement. Borrower shall have executed and delivered to Bank the First Amendment to the Loan Agreement (which is also an amendment to the Note), and the Loan Agreement and the Note, as amended, shall be in full force and effect.

      3.3.2 Opinion of Counsel. Borrower shall have delivered to Bank, dated on or before December 31, 1993, an opinion of Borrower's counsel stating that:

            (i) Borrower is a corporation duly organized, validly existing and authorized to transact business in the corporate form under the laws of the state of Washington, and Borrower and each of its Subsidiaries has all corporate power required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Borrower;

            (ii) The execution, delivery and performance by Borrower of this Agreement as amended is within the corporate powers of Borrower, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any provision of its articles of incorporation or by-laws or, to the best of such counsel's knowledge, after reasonable inquiry, of any applicable law or regulation or of any agreement, bond, debenture, note, contract, indenture, judgment, injunction, order, decree or other instrument binding upon Borrower or result in the creation or imposition of any lien on any asset of Borrower;

            (iii) The Loan Agreement and Note, as amended and given in accordance with the First Amendment to the Loan Agreement, each constitutes a valid and binding agreement of Borrower, each enforceable in accordance with its terms subject to bankruptcy and insolvency laws and enforceability of creditors' rights generally; and

            (iv) To the best of counsel's knowledge after due inquiry made to one or more officers of Borrower, there is no action, suit or proceeding pending against, or to the best of counsel's knowledge threatened against or affecting, Borrower before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of Borrower or which in any manner questions the validity of the Loan Agreement or the Note.

      3.3.3 Resolution; Certificate of Incumbency. Bank shall have received:

            (i) certified copies of resolutions adopted by the Board of Directors of Borrower authorizing execution, delivery and performance of this Agreement, the Note and all other instruments or agreements required hereunder, as each may be amended pursuant to the First
Amendment;

            (ii) a certificate signed by the Secretary of Borrower, dated the date of the First Amendment as to the incumbency of the person or persons authorized to execute and deliver this Agreement and the Note; and

            (iii) such other certifications and or certified resolutions of Borrower authorizing the request of Borrowings under the Line as Bank may deem reasonably necessary.

      3.3.4 Representations and Warranties. All representations and warranties set forth in Section 4 of the Loan Agreement shall be true as of the date of the First Amendment.

      3.3.5 Default. No Default hereunder shall have occurred and be continuing except as may have been waived by Bank in writing.

      3.3.6 Other Evidence.  Bank shall have received all documents and
other	evidence it may reasonably request relating to the existence of
Borrower, the authority for and the validity of any amendments to this Agreement or the Note and any other matters relevant hereto, all in form and substance satisfactory to Bank.

4. The Note shall also be deemed to have been amended by this First Amendment as though fully restated herein.

5. Except as specifically modified by this First Amendment, the Loan Agreement as amended by this First Amendment remains in full force and effect, and all agreements and documents given in connection therewith, including but not limited to the Note, also remain in full force and effect and are hereby ratified as to all indebtedness of Borrower.

6. Capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement.

7.    From and after the date of this First Amendment, the terms
"Agreement" or "Loan Agreement" shall mean the Loan Agreement as amended by this First Amendment.

8. This Amendment shall become effective when Bank shall have received counterparts hereof signed by all of the parties hereto and all conditions precedent have been met.

9. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BANK:                                     BORROWER:

FIRST INTERSTATE BANK OF                  LONGVIEW FIBRE COMPANY
  WASHINGTON, N.A.

By \s\ Adrienne Stone                     By \s\ L. J. Holbrook
 Its Vice President                        Its SR VP Finance


First Interstate Bank of                  Longview Fibre Company
  Washington, N.A.                        P.O. Box 639
P.O. Box 160                              Longview, WA  98632
Seattle, WA  98111                        Attention: Chief Financial
Attention: Washington Corporate                      Officer